Exhibit 23.5

CONSENT OF International Metallurgical & Environmental Inc.

The undersigned hereby consents to the inclusion in or incorporation by reference in (i) the Form 10-K of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended November 30, 2019 and (ii) the registration statements on Form S-3 (No. 333-220484 and No. 333-234164) and Form S-8 (No. 333-181020, No. 333-188950, No. 333-205102, No. 333-208149 and No. 333-234417) (the “Registration Statements”) of Trilogy Metals Inc. filed with the SEC, to any amendments or post-effective amendments to the Registration Statements and to any prospectuses or prospectus supplements thereto, of references to International Metallurgical & Environmental Inc.’s name and to the use of the technical reports titled (x) “Arctic Project, Northwest Alaska, USA NI 43-101 Technical Report on Pre-Feasibility Study” dated effective February 20, 2018 and released April 6, 2018 and (y) “NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated effective June 5, 2018 and released July 20, 2018 (the “Technical Reports”), and the use of scientific and technical information, including any reserve and resource estimates, from the Technical Reports (collectively, the “Technical Information”), including extracts from or summaries of the Technical Information.

DATED: February 5, 2020
International Metallurgical & Environmental Inc.

\s\ Jeffrey Austin
Name: Jeffrey B. Austin Title: President